UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2009

WHISPERING OAKS INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Texas	0-26947	75-2742601

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7080 River Road, Suite 215 Richmond, British Columbia, Canada	V6X 1X5

(Address Of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (866) 884-8669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

          This Form 8-K/A amends the Current Report on Form 8-K of Whispering Oaks International, Inc., (“we,” or “our”) filed on September 8, 2009, in its entirety, and is being filed to clarify and simplify the disclosure and to provide further details of the transaction reported therein.

Item 1.01: Entry into a Material Definitive Agreement.

          On June 29, 2007, we sold convertible notes, plus warrants, to two private investors for $3,000,000. These notes bear interest annually at a rate of prime (as adjusted monthly) plus 2.75% per year. These notes were due and payable on June 29, 2010 and are secured by substantially all of our assets.

          Interest on these notes is payable monthly and is due the first of every month. We were also required to make monthly payments of $100,000 towards the principal amount of the notes. Our failure to make any interest or principal payment when due, results in the notes becoming immediately due and payable. At the holder’s option, the notes were convertible into shares of our common stock at a conversion price of $0.60.

          We failed to make certain required principal payments on the notes when due, resulting in a default. On August 31, 2009, we entered into a Loan Modification Agreement with the holders of those notes. Under this agreement, the defaults were waived and the terms of the notes were amended as follows:

•	The maturity date of the notes has been extended to December 31, 2012 and, except as provided below, no principal payments are due on the notes prior to the maturity date.

•	All interest due on the notes through June 30, 2009 was added to the outstanding principal balance and as a result the aggregate principal amount of the notes at June 30, 2009 was $2,150,000.

•	The interest rate on the notes remains at prime (as adjusted monthly) plus 2.75% per year and accrues from July 1, 2009 and is payable in arrears on the first day of each month.

•

Our failure to close a public offering of our common stock (including a sale of units which include shares of our common stock) for gross proceeds of at least $3,000,000 on or before February 19, 2010 (a “Qualified Offering”) will result in a default under the notes.

•

Upon the closing of a Qualified Offering, we must offer to prepay the principal of the notes in an amount equal to the greater of 20% of the net proceeds we receive from such Qualified Offering or $600,000. If the underwriter(s) of the Qualified Offering elect to exercise their option to cover over-allotments, we must offer to prepay the principal amount of the notes in an amount equal to 50% of the gross proceeds we receive from such transaction.

•

If we sell any equity or debt securities other than in a Qualified Offering, we must offer to prepay the principal amount of the notes in an amount equal to 30% of the gross proceeds we receive from such transaction. If we receive any revenue from licensing arrangements, we must offer to prepay the principal amount of the notes in an amount equal to 10% of such revenues.

•	The holders of the notes have ten business days to decide whether or not to accept any prepayment offer.

•

Although we may only offer to prepay the notes, if such offer is declined we may elect to deposit with an escrow agent an amount, in cash, sufficient to pay all of the then outstanding principal and interest accruing to the maturity date of the notes, in which event all of the covenants in the notes (except for the conversion rights) will be terminated and the holders will release their security interest in all of our property, except for such cash collateral.

•

The conversion price under the notes has been reset at $0.14 per share of our common stock. Effective upon a Qualified Offering, the conversion price will be further reset at two-times the public offering price of our common stock, subject to certain possible adjustments as described in Section 5 of the notes attached as exhibits A and B to the Loan Modification Agreement included as Exhibit 10.1 to this Current Report on Form 8-K. The notes further provide that the maximum number of shares that we are obligated to issue upon the exercise of the holder’s conversion right may not exceed 4.99% of the total number of shares outstanding after giving effect to the conversion of the notes.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Final form of the Loan Modification Agreement dated August 31, 2009.

* * * * *

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whispering Oaks International, Inc.

Dated: September 9, 2009	By:	/s/ Dr. Ricardo Moro

Dr. Ricardo Moro,
President